EMPLOYMENT AGREEMENT

      Employment Agreement, dated October 15, 1999 and effective as of June 1, 1999, (the "Effective Date"), by and between AVAX Technologies, Inc., a Delaware corporation (the "Corporation"), and Dr. Jeffrey M. Jonas, M.D., an individual (the "Executive").

                                   WITNESSETH:

      WHEREAS, the Corporation has employed the Executive pursuant to a letter agreement dated June 1, 1996 and a supplement thereto dated April 7, 1997 (collectively, the "Employment Letter Agreements"), setting forth certain terms of the Executive's employment; and

      WHEREAS, the Corporation and the Executive wish to amend and restate the Employment Letter Agreements hereby in their entirety:

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1. EMPLOYMENT; DUTIES, POWERS AND AUTHORITY

      (a) The Corporation engages and employs the Executive, and the Executive hereby accepts engagement and employment as President and Chief Executive Officer of the Corporation.

      (b) The Executive shall perform his duties with all such powers and authority as appertain to such office in accordance with the Corporation's by-laws, subject to overall direction consistent with the legal authority of the Board of Directors of the Corporation (the "Board"), and such duties, powers and authority shall not be limited or materially changed by the Corporation during the Employment Period. The Executive shall perform his duties hereunder from the Corporation's offices and at such other places as shall be necessary according to the needs, business or opportunities of the Corporation; provided, that the Executive acknowledges and agrees that the performance by the Executive of his duties hereunder may require significant domestic and international travel by the Executive.

      (c) As President and Chief Executive Officer, the Executive shall supervise, control and be responsible for the general management and operations of the Corporation and have such other executive powers and duties as may from time to time be prescribed by the Board. The Executive shall report solely to the Board and there shall be no employee of the Corporation who shall have authority equal or superior the authority of the Executive.

      (d) The Corporation shall cause the Executive to be elected to the Board at all times during the Employment Period, and the Executive shall serve as a member of the Board at all times during the Employment Period.

      (e) The Executive shall devote such of his time and efforts as shall be necessary to the proper discharge of his duties and responsibilities under this Agreement. The Executive may engage in other business ventures and activities, provided that the Executive first obtains


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

permission by the Board and that (i) such other ventures and activities will not unreasonably interfere with the performance of his duties and responsibilities hereunder, (ii) such other ventures and activities could not reasonably be anticipated to require more than eight hours of the Executive's professional time per month and (iii) such other ventures and activities will not result in violation of the provisions of Sections 5 or 6 hereof.

2. TERM

      The Executive's employment hereunder shall, unless earlier terminated, be for a term of three (3) years (the "Initial Period") commencing on the Effective Date of this Employment Agreement. The Initial Period and any Renewal Periods (as defined below) are collectively referred to herein as the "Employment Period." On a date not less than nine (9) months before the end of the Employment Period, the Company and the Employee shall negotiate in good faith whether to extend the Term of this Agreement for a further three year period (the "Renewal Periods") which term(s) are subject to earlier termination as hereinafter provided.

3. COMPENSATION

      (a) As compensation for the performance of his duties on behalf of the Corporation, the Executive shall be compensated during the Employment Period as follows:

            (i) A base salary of not less than $300,000 per annum (the "Base Salary"), subject to annual review commencing 12 months from the Effective Date;

            (ii) At the sole and absolute discretion of the Board, the Executive may be eligible to receive an annual incentive bonus beginning with the first anniversary of the Effective Date during the Employment Period. The Board shall meet with the Executive to establish such goals and performance standards as the Board determines are to be taken into account in determining the Executive's discretionary bonus awards provided for herein. In consideration of such bonus, the Board may use some or all of the criteria listed in Exhibit I to make its determination.

            (iii) The Corporation shall withhold all applicable federal, state and local taxes, social security and workers' compensation contributions and such other amounts as may be required by law or agreed upon by the parties with respect to the compensation payable to the Executive pursuant to this section 3(a) or otherwise in connection with his employment by the Corporation.

      (b) The Executive has received options to purchase 588,872 shares of Common Stock, par value $.004, according to the Schedule in Exhibit II. These options shall vest and be exercisable (subject to any resale restrictions of an underwriter of the Corporation's securities), in accordance with the provisions and terms of the letter Agreement dated June 1, 1996, attached as Exhibit III, and in accordance with the terms and conditions contained in the Corporation's Incentive Stock Option Plan adopted in 1992. In addition, from time to time, at the discretion of


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

the Board of Directors, the Executive may be entitled to additional stock options pursuant to the Corporation's Stock Option Plan.

      (c) The Corporation shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Corporation, including reasonable travel and entertainment, against receipt by the Corporation of appropriate vouchers or other proof of the Executive's expenditures and otherwise in accordance with such Expense Reimbursement Policy as may from time to time be adopted by the Board of Directors of the Corporation.

      (d) The Executive shall be entitled, during the Employment Period, to not less than four weeks per year of paid vacation time. The days selected for the Executive's vacation must be mutually agreeable to the Corporation and the Executive.

      (e) During the Employment Period, the Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health and accident, disability or similar plan or program of Corporation now existing or established hereafter to the extent that he is eligible under the general provisions thereof. The Corporation shall at all times during the term of this Agreement maintain at its expense life insurance on the life of the Executive with death benefits of at least Nine Hundred Thousand Dollars ($900,000) in the form of a policy owned by the Executive, the beneficiaries of which are the Executive's estate or other beneficiaries designated by the Executive. Upon termination of this Agreement, the Corporation shall transfer the policy and all accrued benefits thereunder to the Executive at no cost to the Executive such that thereafter the Executive may maintain the full benefits of the policy by paying premiums that become due for periods after termination at levels not greater than those being paid by the Corporation during the term of this Agreement.

      (f) The Executive shall continue to be entitled to receive his salary and benefits hereunder during any period (up to a maximum of 10 business days (or such greater number of days as are consistent with the Corporation's sick leave policies) per year) during which he is unable to perform his duties hereunder because of ill health or Disability (as defined below).

      (g) Subject to paragraphs (d) through (f) of Section 10 below, the Executive must be an employee of the Corporation at the time that any compensation is due in order to receive such compensation.

4. REPRESENTATIONS AND WARRANTIES BY EXECUTIVE AND CORPORATION

      The Executive hereby represents and warrants to the Corporation as follows:

      (a) Neither the execution and delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.


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

      (b) The Executive has the full right, power and legal capacity to execute and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

      The Corporation hereby represents and warrants to the Executive as follows:

      (a) The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, which has all requisite corporate power and authority to own its properties and conduct its business in the manner presently contemplated.

      (b) The Corporation has full power and authority to enter into this Agreement and to incur and perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms.

      (c) The execution, delivery and performance by the Corporation of this Agreement does not conflict with or result in a breach or violation of or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) the certificate of incorporation or by-laws of the Corporation, or any agreement or instrument to which the Corporation is a party or by which the Corporation or any of its properties may be found or affected.

5. NON-COMPETITION

      (a) The Executive understands and recognizes that his services to the Corporation are special and unique and agrees that, during the Employment Period and for a period of two years from the date of termination of his employment hereunder, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity ("Person"), enter into or engage in any business directly competitive with the Corporation's business or relating to chemotherapies or immunotherapies for the treatment of cancer, or other therapies, treatments or matters within the scope of, or research and development relating to, the Corporation's business, either as an individual for his own account, or as a partner, joint venturer, executive, agent, consultant, salesperson, officer, director or shareholder of a Person operating or intending to operate within the area that the Corporation is, at the date of termination, conducting its business (collectively, "Restricted Business"); provided, however, that nothing herein will preclude the Executive from holding one percent (1%) or less of the stock of any publicly traded company or from holding a position with a Person which does engage in a Restricted Business so long as (i) the Executive works in a division of such Person which is not primarily engaged in a Restricted Business and (ii) the Executive has no responsibilities for the direct supervision of, and will not in the ordinary course of discharging his responsibilities become involved in the analysis of proprietary data or marketing strategies relating to, any Restricted Business that is engaged in by such division. This paragraph 5(a) shall be null and void if the Executive terminated his employment for just cause pursuant to section 11(a)(iv) below or if this Agreement is terminated prior to the end of the Initial Term or any


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

Additional Term then in effect by the Corporation other than pursuant to Section 11(a)(ii) or (iii) below.

      (b) In the event that the Executive breaches any provisions of this
Section 6 or there is a threatened breach, then, in addition to any other rights which the Corporation may have, the Corporation shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 6, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Corporation be prevented from seeking any other remedies which may be available.

6. CONFIDENTIAL INFORMATION

      (a) The Executive agrees that during the course of his employment and for a period of three years after termination, he will not disclose or make accessible to any other person, the Corporation's products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Corporation or any of its clients except to the extent the same have become generally known to the public other than through a breach of this Section 6. The Executive agrees: (i) not to use any such information for himself or others during such three-year period; and (ii) not to take any such material or reproductions thereof from the Corporation's facilities at any time during his employment by the Corporation, except as required in the Executive's duties to the Corporation. The Executive agrees immediately to return all such material and reproductions thereof in his possession to the Corporation upon request and in any event upon termination of employment.

      (b) Except with prior written authorization by the Corporation, the Executive agrees not to disclose or publish any of the confidential, technical or business information or material of the Corporation, its clients or any other party to whom the Corporation owes an obligation of confidence, at any time during or for a period of three (3) years after his employment with the Corporation.

7. OWNERSHIP OF PROPRIETARY INFORMATION

      (a) The Executive agrees that all information that has been created, discovered or developed by the Corporation, its subsidiaries, affiliates, successors or assigns (collectively, the "Affiliates") (including, without limitation, information relating to the development of the Corporation's business created by, discovered by, developed by or made known to the Corporation or the Affiliates by Executive during the Employment Period and information relating to Corporation's customers, suppliers, consultants, and licensees)and/or in which property rights have been assigned or otherwise conveyed to the Corporation or the Affiliates, shall be the sole property of the Corporation or the Affiliates, as applicable, and the Corporation or the Affiliates, as the case may be, shall be the sole owner of all patents, copyrights and other rights in connection therewith, including but no limited to the right to make application for statutory protection. All of the aforementioned information is hereinafter called "Proprietary Information." By way of illustration but without limitation, Proprietary Information shall include all discoveries, structures, inventions, designs, ideas, works of authorship, copyrightable


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

works, trademarks, copyrights, formulas, data, know-how, show-how, improvements, inventions, product concepts, techniques, information or statistics contained in, or relating to, marketing plans, strategies, forecasts, blueprints, sketches, records, notes, devices, drawings, customer lists, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications and information about the Corporation's or the Affiliates' employees and/or consultants (including, without limitation, the compensation, job responsibility and job performance of such employees and/or consultants).

      (b) The Executive further agrees that at all times, both during the Employment Period and after the termination of this Agreement, he will keep in confidence and trust all Proprietary Information, and he will not use or disclose any Proprietary Information or anything directly relating to it without the written consent of the Corporation or the Affiliates, as appropriate, except as may be necessary in the ordinary course of performing his duties hereunder and except for academic, non-commercial research purposes with the prior written approval of the Board of Directors. The Executive acknowledges that the Proprietary Information constitutes a unique and valuable asset of the Corporation and each Affiliate acquired at great time and expense, which is secret and confidential and which will be communicated to the Executive, if at all, in confidence in the course of his performance of his duties hereunder, and that any disclosure or other use of the Proprietary Information other than for the sole benefit of the Corporation or the Affiliates would be wrongful and could cause irreparable harm to the Corporation or the Affiliates, as the case may be.

            Notwithstanding the foregoing, the parties agree that, at all such times, the Executive is free to use (i) information in the public domain not as a result of a breach of this Agreement, (ii) information lawfully received from a third party and (iii) the Executive' own skill, knowledge, know-how and experience to whatever extent and in whatever way he wishes, in each case consistent with his obligations as the Executive and that, at all times, the Executive is free to conduct any non-commercial research not relating to the Corporation's business.

8. DISCLOSURE AND OWNERSHIP OF INVENTIONS

      (a) During the Employment Period, the Executive agrees that he will promptly disclose to the Corporation, or any persons designated by the Corporation, all improvements, inventions, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, structures, product concepts, marketing plans, strategies, customer lists, information about the Corporation's or the Affiliates' employees and/or consultants (including, without limitation, job performance of such employees and/or consultants), techniques, blueprints, sketches, records, notes, devices, drawings, know-how, data, whether or not patentable, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications, made or conceived or reduced to practice or learned by him, either alone or jointly with others, during the Employment Period (all said improvements, inventions, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, structures, product concepts, marketing plans, manufacturing or other strategies, customer lists, information about the Corporation's or the Affiliates' employees and/or consultants, techniques, blueprints, sketches, records, notes, devices, drawings, know-how, data, patent applications,


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

continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications shall be collectively hereinafter called "Inventions").

      (b) The Executive agrees that all Inventions shall be the sole property of the Corporation to the maximum extent permitted by applicable law and to the extent permitted by law shall be "works made for hire" as that term is defined in the United States Copyright act (17 USCA, Section 101). The Corporation shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Executive hereby assigns to the Corporation all right, title and interest he may have or acquire in all Inventions. The Executive further agrees to assist the Corporation in every possible way (but at the Corporation's expense) to obtain and from time to time, enforce patents, copyrights or other rights on said Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

            (i) to apply for, obtain and vest in the name of the Corporation alone (unless the Corporation otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

            (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters, patent, copyright or other analogous protection.

      (c) The Executive's obligation to assist the Corporation in obtaining and enforcing patents and copyrights for the Inventions in any and all countries shall continue beyond the Employment Period, but the Corporation agrees to compensate the Executive a reasonable rate after the expiration of the Employment Period for time actually spent by the Executive at the Corporation's request on such assistance.

9. NON-SOLICITATION

      (a) During the Employment Period, and for 18 months thereafter, Executive shall not, directly or indirectly, without the prior written consent of the Corporation (i) solicit or induce any employee of the Corporation or any Affiliate to leave the employ of the Corporation or any Affiliate or (ii) hire for any purpose any present or former employee of the Corporation or any Affiliate.

10. TERMINATION

      (a) The Executive's Employment Period hereunder shall begin on the Effective Date and shall continue for the period set forth in Section 2 hereof unless sooner terminated upon the first to occur of the following events:

            (i)   The death of the Executive;

            (ii) The Disability (as defined below in Section 10(b)) of the Executive;


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

            (iii) Termination by the Board of Directors of the Corporation for
                  "Just Cause", provided that the Corporation shall have given proper notice thereof, and the Executive shall have had at least a thirty (30) day period to cure such "Just Cause." For the Purposes of this Agreement, any of the following actions by the Executive shall constitute "Just Cause":

                  (A) Material breach by the Executive of Sections 5, 6, 7, 8, or 9 of this Agreement;

                  (B) Material breach by the Executive of any provision of this Agreement other than Sections 5, 6, 7, 8, or 9 which is not cured by the Executive within 30 days of written notice thereof from the Corporation;

                  (C) Negligent performance by the Executive of his duties as Chief Executive Officer and President of the Corporation, as determined by the Board after notice to the Executive and an opportunity for the Executive to be heard by the Board;

                  (D) Any misconduct or omission on the part of the Executive intended to cause harm to the Corporation; or

                  (E)   The conviction of the Executive of (i) any felony or
                        (ii) any other crime involving moral turpitude;

            (iv) Termination by the Executive for "Good Reason." Any of the following actions or omissions by the Corporation shall constitute "Good Reason", provided that the Executive shall have given proper notice thereof, and the Corporation shall have had at least a thirty (30) day period to cure such "Good Reason":

                  (A) Material breach by the Corporation of any provision of this Agreement which is not cured by the Corporation within 30 days of written notice thereof from the Executive to the Corporation, specifying in reasonable detail the basis for such claimed breach;

                  (B) The failure of the Corporation to provide the Executive with a position, authority or duties at least equivalent to the most significant position, authority or duties (other than those relating to the Board of Directors or any committee thereof) previously held by the Executive during the Employment Period, or any reduction of the Compensation paid by the Corporation to the Executive or any material reduction of the benefits given by the Corporation to the Executive, unless such reduction is deemed necessary by the Board with the consent of the Executive and is applicable to all Officers of the Corporation, if such circumstance is not remedied


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

                        within (5) business days after written notice from the Executive to the Corporation.

            (v) A Change of Control which shall be deemed to occur upon either of the following:

                  (A) The sale by the Corporation of all or substantially all of its assets to any person (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934), the consolidation of the Corporation with any person, or the merger of the Corporation with any person as a result of which merger the Corporation is no longer the surviving entity, or if the Survivor, the Corporation is owned by a parent company, unless, following such consolidation at least a majority of the members of the Board of Directors of the surviving entity or transferee are members of the Board of Directors of the Corporation at the time of the initial action of the Board of Directors providing for such consolidation, or

                  (B) The sale or transfer by one or more of the Corporation's shareholders, in one or more transactions, related or unrelated to one or more persons under circumstances whereby any person and its affiliates (as hereafter defined) shall own as a result of such sale or transfer and thereafter, at least one-half of the outstanding shares of the Corporation.

                  Nothing contained in the definition of Change of Control shall limit or restrict the right of the Executive, in his capacity as a member of the Board, from participating in any discussions or voting on any matter referred to in said definition at any meeting of the Board. An "Affiliate" shall mean any person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, any other person.

      (b) For purposes hereof, a "Disability" of the Executive shall be deemed to have occurred in the event (i) the Executive is absent from work or otherwise substantially unable to assume his normal duties for a period of 30 successive days or an aggregate of 60 days during any 12-month period because of physical or mental disability, accident, illness or other cause other than approved vacation or leave of absence or (ii) the Executive is deemed by a licensed physician designated by the Corporation and reasonably acceptable to the Executive to have a permanent disability such that Executive will be unable to perform his duties under this agreement. The Corporation shall have the right to have the Executive examined by a competent physician for purposes of determining his physical or mental incapacity.

      (c) Upon termination by Corporation pursuant to either subparagraphs (i),
(ii), (iii) and (iv) of paragraph (a) above or by Executive other than pursuant to subparagraph (iv) of paragraph (a) above, the Executive (or his estate in the event of termination pursuant to


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

subparagraph (ii)), shall be entitled to receive the Base Salary accrued but unpaid as of the date of termination.

      (d) Upon termination by the Corporation (other than following a Change of Control) for any reason other than as set forth in subparagraphs (i), (ii) or
(iii) of paragraph (a) above or by the Executive for any reason set forth in subparagraphs (iv) of paragraph (a) above, then the Corporation shall continue to pay the Executive, as the Executive's sole damages for such termination, for the remainder of the Employment Period but no less than one year following such termination, the Base Salary (at the rate in effect at the date of termination) which the Executive would have received during the one year period following the termination of this Agreement had his employment not been so terminated; provided that on the date of such termination, the Executive shall be paid a lump sum amount equal to one times the annual Base Salary without set-off for any salary earned from alternative employment, and that any remaining amounts payable to the Executive pursuant to this paragraph shall be payable to the Executive in a lump-sum payment on the first anniversary of the date of such termination, offset only by any payments that the Executive is then entitled to earn as salary from alternative employment during the remainder of the Employment Period after such one year anniversary. In addition, any stock options granted to the Executive, including, but not limited to Section 3(b), shall continue to vest according to the provisions of Section 3(b) during such one year severance period.

      (e) Upon termination, following a Change of Control, by the Corporation (other than as set forth in subparagraph (i), (ii) or (iii) of paragraph (a) above) or by the Executive for any reason set forth in subparagraphs (iv) of paragraph (a) above, then the Corporation shall pay the Executive, as the Executive's sole damages for such termination, a lump sum payment equal to two times the Base Salary at the higher of the rate in effect at the date of termination or the rate in effect on the date of the Change of Control. Such amount(s) shall not be set-off against amount earned from alternative employment. In addition, any stock options granted to the Executive, including, but not limited to Section 3 (b), shall thereupon become immediately vested.

      (f) It shall be condition to the Executive's right to receive the benefits provided for in paragraphs (d) through (f) of Section 3 above that the Executive shall have delivered to the Corporation a general release dated as of the date of termination of the Executive's employment hereunder.

11. INDEMNIFICATION

      The Corporation shall indemnify and hold the Executive harmless to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, for all amounts, (including without limitation, judgements, fines, settlement payments, expenses and attorney's fees) incurred or paid by the Executive in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by the Executive of services for, or acting by the Executive as a director, officer or employee of, the Corporation or any other person or enterprise at the Corporation's request, and shall to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, advance all expenses incurred or paid by the Executive in connection with, and until disposition of, any action, suit, investigation or proceeding arising out of or relating to the


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

performance by the Executive of services for, or acting by the Executive as a director, officer or employee of, the Corporation or any other person or enterprise at the Corporation's request.

12. INSURANCE

      If requested by the Corporation, the Executive agrees to cooperate with the Corporation in obtaining for the Corporation's benefit, at the Corporation's expense, life insurance on his life. Such cooperation shall include completing and signing such forms or applications, undergoing physical examinations, and such other acts as may be required in order to obtain such insurance.

13. NOTICES

      Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given: when delivered personally against receipt therefor; one (1) day after being sent by Federal Express or similar overnight delivery; or three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth below, or to such other address as such party shall give by notice hereunder to the other party.

            If to Corporation:                    If to Executive:

            AVAX Technologies, Inc.               Dr. Jeffrey M. Jonas
            4520 Main Street, Suite 930           5353 Sunset Drive
            Kansas City, MO 64111                 Kansas City, MO  64112

14. SEVERABILITY OF PROVISIONS

            If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

15. ENTIRE AGREEMENT; MODIFICATION

      (a) This Agreement and the agreements and instruments referenced in
Section 3(b) hereof contain the entire agreement of the parties relating to the subject matter hereof and supersede in their entirety the Employment Letter Agreements, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or in the agreements and instruments referenced in said Section 3(b). No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

      (b) The Executive acknowledges that any cash and non-cash compensation received by him prior to the execution of this Agreement shall be applied to the obligations of the Corporation hereunder and that the execution of this Agreement after the Effective Date is not


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

intended to entitle the Executive to any greater compensation than was originally set forth in the Employment Letter Agreements.

16. BINDING EFFECT

      The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Corporation, its successors and assigns, and upon the Executive and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of the Executive's obligations hereunder may not be transferred or assigned by the Executive.

17. NON-WAIVER

      The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

18. REMEDIES FOR BREACH

      The Executive understands and agrees that any breach of Sections 5, 6, 7, 8 and 9 of this Agreement by the Executive could cause irreparable damage to the Corporation and to the Affiliates, and that monetary damages alone would not be adequate and, in the event of such breach, the Corporation shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent or redress the violation of the Executive's obligations under such Sections.

19. GOVERNING LAW

      This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware without regard to principles of conflict of laws.

20. HEADINGS

      The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.


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

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       /s/ Jeffrey M. Jonas
                                       -----------------------------------------
                                       Jeffrey M. Jonas


                                       AVAX TECHNOLOGIES, INC.


                                       By: /s/ John K. A. Prendergast, Ph.D.
                                           -------------------------------------
                                           Name:  John K. A. Prendergast, Ph.D.
                                           Title: Director


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

                                    Exhibit I

    Some Criteria for Assessment of Chief Executive Officer Performance Bonus

            Coverage of the Company by Analysts

            National Market Listing

            Corporate Alliances

            Revenues

            Global Business Strategy in place

            Regulatory Approval of Product

            Significant fund-raising with institutional investors


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

                                   Exhibit II

                          Jonas Incentive Stock Options

Shares            Issue             Price                     Expiration

318,872           6/1/96            1.000                     06/01/03

150,000           7/10/97           4.500                     07/10/04

120,000           10/07/98          1.250                     10/07/05


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